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                                                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 18, 1995 by and between ELLER MEDIA COMPANY, a Delaware corporation (the "Company") and Karl Eller ("Executive").

                  WHEREAS, the Company has been formed to acquire and operate certain outdoor advertising businesses, including the business of Patrick Media Group and PMG Holdings (the closing of the acquisition of which by a Subsidiary of the Company is hereinafter referred to as the "Closing"); and

                  WHEREAS, the Company wishes to employ Executive and Executive is prepared to serve in those capacities required by the Company.

                  NOW, THEREFORE, the parties agree as follows:

                  1. Position and Authority. The Company employs the Executive, and the Executive accepts such employment and agrees to serve the Company as the Chairman of the Board of Directors and Chief Executive Officer of the Company and its respective Subsidiaries, for the compensation and benefits detailed in Sections 3 and 4 hereof and the Options provided in Section 5. It is understood that the Executive will report directly to the Board of Directors. The Executive shall have (in all cases subject to the overall authority and control of the board) such authority as is typical for executives having similar positions in similar companies. A "Subsidiary" shall be any company in which the Company beneficially owns more than 50% of the voting power of such company's outstanding voting securities.

                  2. Duties. Executive shall devote substantially all of his business time (subject to reasonable vacation consistent with Company policy as set by the Board of Directors) to the affairs of the Company during the employment term, except as may be consented to by the Board of Directors. Executive shall perform such duties and responsibilities as the Board of Directors of the Company may from time to time reasonably determine.

                  3. Base Compensation. Executive will be compensated at a base salary rate of $400,000 per year during the employment term. Base compensation will be paid monthly in two approximately equal installments each month. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. At each anniversary of this Agreement the Executive's Base Salary shall be increased by the percentage (if any) that the Consumer Price Index (U.S. (All Items) increased during the most recent calendar year. In addition to Executive's base compensation, Executive may receive bonus compensation at the sole discretion of the Board of Directors.
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                  4. Benefits. During Executive's employment by the Company,
Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its Subsidiaries to other members of senior management from time to time.

                  5. Option to Purchase Shares in the Company.

                     (a) Subject to the terms of this Agreement, Executive is hereby granted the option (the "Option") to purchase shares of common stock of the Company (the "Shares"), as follows:

                         (1) Executive may purchase 111.513 Shares at a price
per Share equal to $100,000 (the "Base Option");

                         (2) If the Internal Rate of Return (as defined below)
on the Shares purchased by Hellman & Friedman Capital Partners III, L.P., H&F International Partners III, L.P. and H&F Orchard Partners III, L.P. (collectively "HFCP III") at Closing exceeds 25% per annum, for the period from the Closing through December 31, 2000, or such earlier date as a majority of the voting power of the Company is acquired by a Person other than HFCP III or an Affiliate thereof, or all or substantially all of the Company's assets are sold to, or the Company merges or consolidates with, another Person if the Person surviving such transaction is not controlled by the stockholders of the Company (each a "Sale of the Company"), Executive shall have the option to purchase an additional 43.838 Shares at a price per Share equal to $100,000 (the "25% Option"); and

                         (3) If the Internal Rate of Return (as defined below)
on the Shares purchased by HFCP III at Closing, for the period from the Closing through December 31, 2000 or such earlier date as a Sale of the Company shall occur, exceeds 30% per annum, Executive shall have the option to purchase an additional 45.776 Shares at a price per Share equal to $100,000 (the "30% Option").

                  For the purposes of Paragraphs (2) and (3) of this Section 5, "Internal Rate of Return" shall be defined as the annual compounded rate of return on the initial capital investment by HFCP III in the Company's shares of $100,000 per share. If the Company and the Shareholder cannot agree as to the Internal Rate of Return by February 15, 2001 (or, in the case of a Sale of the Company, by a date 15 days prior to the Closing of such Sale), the Internal Rate of Return shall be determined by an independent appraiser selected by the Company reasonably acceptable to both HFCP III and Executive.

                     (b) The Base Option shall be exercisable as to 20% of the total number of Shares covered thereby from the Closing and as to the remaining 80% in four equal parts on December 31, 1995, 1996, 1997 and 1998, respectively. If the respective Internal Rate of Return targets are met, the 25% Options and the 30% Options shall become exercisable on the earlier of April 1, 2001 or a Sale of the Company. All options shall expire to the extent not exercised before April 1, 2002. In the case of a Sale of the Company, all presently exercisable options may be exercised by Executive immediately prior


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to the closing of such Sale. All options not so exercised (including any unvested portion of the Base Option), shall expire upon any Sale of the Company.

                     (c) The number of Shares that may be acquired upon exercise of the Options granted in this section (and the exercise price therefor) shall be proportionately adjusted in the event of stock splits and reverse stock splits affecting the Company's common stock and for dividends payable in shares of common stock. If the common stock is reclassified or exchanged for other securities of the Company in connection with a recapitalization, Executive shall have the option to acquire such number and type of securities as the number of shares of common stock subject to the options granted hereunder would have been converted into.

                     (d) The Executive may not Transfer (as defined in the Stockholders Agreement) any Options. All Shares acquired upon exercise of Options shall be held by the Executive pursuant to the Stockholders Agreement. Transfer of the Shares purchased through the exercise of the Options shall be subject to the provisions of the Stockholders Agreement.

              6. Term. This Employment Agreement shall have a term of four (4) years, provided that Sections 5, 8, 9 and 10 shall survive such expiration in accordance with their terms.

              7. Termination.

                     (a) This Employment Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by executive in respect of his obligations under this Agreement, (B) commission of a crime involving moral turpitude, (C) disloyal or dishonest conduct of the Executive that materially harms the Company or its business or materially undermines the confidence of the Board in the Executive, or (D) willful breach of this Agreement.

                     (b) Executive may terminate the Employment Agreement for Good Reason by giving thirty (30) days prior written notice to the Company. Good Reason shall exist only if (i) Executive is removed or is not re-appointed as the Company's Chief Executive Officer, except in connection with termination of this Employment Agreement by the Company for cause or due to death or disability, (ii) Executive is assigned duties or authority is withdrawn from Executive inconsistent with Executive's authority pursuant to Section 1, without Executive's express written consent, or (iii) breach by the Company of any material obligation of the Company under this Agreement.

                     (c) Should the Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause, then the Executive shall be entitled to receive, for a period equal to the remainder of the Term, all compensation and benefits provided for in Sections 3 and 4 hereof; provided that if such benefits cannot be legally provided, or the provision thereof would disqualify and plan for favorable tax


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treatment under the International Revenue Code, a financially equivalent substitute shall be provided.

                     (d) If the Company terminates this Agreement with Cause or if the Executive terminates this Agreement without Good Reason, then the Executive shall, from the date of such termination, no longer be entitled to any compensation under Section 3 or 4.

                     (e) If this Agreement is terminated by either party for any reason prior to the expiration of its term, then (i) all Base Options not then presently exercisable shall be terminated and (ii) a portion of each of the 25% Option and 30% Option equal to the portion of the Base Option not then exercisable shall be terminated. All Options presently exercisable at the time of any termination of this Agreement shall continue to be exercisable for the period provided in Section 5, subject to any right of repurchase provided in
Section 9 of the Stockholders Agreement of even date herewith.

                     (f) Termination of this Agreement shall not discharge any liability existing at the date of termination. Further, notwithstanding any termination, the provisions of Sections 5, 9 and 10 shall survive in accordance with their terms.

              8. Effective Date. This Agreement shall take effect immediately upon the Closing.

              9. Non-Competition.

                     (a) For a period beginning on the date hereof and ending one year after the termination of this Agreement, Executive shall not, directly or indirectly, by himself, or as a shareholder, employee, director, officer, partner, contractor, consultant or agent of another, enter into any business or activity in any metropolitan area in which the Company does business in competition with the Company, its subsidiaries, affiliates or related entities involved in outdoor advertising.

                     (b) The Executive agrees that the restrictions imposed by this Section 9 are reasonable in both geographic scope and duration. The Executive understands that the provisions of Section 9 may affect or limit his ability to earn a livelihood in a business similar to the businesses engaged in by the Company. The Executive acknowledges that this non-competition agreement is a material part of the consideration for both this Agreement and the Contribution Agreement pursuant to which the Executive has purchased his shares.

              10. Solicitation of Other Employees. Executive shall not, until one year subsequent to the expiration or termination of this Agreement, solicit or seek to influence any employee or consultant, designer or contractor under contract with the Company, its subsidiaries, affiliates or related entities to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any


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person, firm, corporation or other entity or business that provides products or services in competition with the Company, its subsidiaries, affiliates or related entities.

              11. Key Man Life Insurance. For a period of three years from the date hereof, Executive will arrange (unless otherwise notified by the Company) for the Company to purchase key man insurance on his life in the amount of $5 million. The premiums for such policy will be payable by the Company, and the sole beneficiary of such policy shall be the Company.

              12. Arbitration. Any claim arising out of or relating to this Employment Agreement (including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to the Executive's employment by the Company, will be subject to arbitration in Los Angeles, California, in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes.

              13. Severability. If any provision of this agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the agreement shall be enforced to the maximum extent possible.

              14. Entire Agreement. This letter agreement constitutes the entire agreement between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and supersedes all prior or concurrent arrangements, discussions, agreements or understandings with respect to your employment.

              15. Governing Law. This Agreement shall be governed by the laws of Arizona.

              16. Notice. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

              If to the Company:

                           ELLER MEDIA COMPANY
                           2122 East Highland Avenue, Suite 425
                           Phoenix, Arizona 85016
                           Attn:  Chief Financial Officer


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              with a copy to:

                           Heller, Ehrman, White & McAuliffe
                           333 Bush Street
                           San Francisco, California 94101
                           Attn:  Paul J. Mundie, Esq.
                                  Timothy G. Hoxie, Esq.

              If to Executive:

                           Karl Eller
                           2122 East Highland Avenue, Suite 425
                           Phoenix, Arizona 85016

              17. Certain Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Stockholders Agreement of even date herewith.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                            ELLER MEDIA COMPANY

                                            By: /s/ Joseph M. Niehaus
                                            -----------------------------------
                                            Name: Joseph M. Niehaus
                                            Title: Treasurer and Secretary


                                             /s/ Karl Eller
                                            -----------------------------------
                                            Karl Eller


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